UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Soliciting Material under §240.14a-12

TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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On March 10, 2021, Taronis Fuels, Inc. issued the following press release:

TARONIS FUELS FILES DEFINITIVE CONSENT REVOCATION MATERIALS
AND SENDS LETTER TO SHAREHOLDERS

Notes that Activist Group Is Trying to Take Over Taronis Without Paying for It

The Company Continues to Take Steps to Improve Cashflow and Create Shareholder Value

Taronis Board Urges Shareholders to Sign GREEN Consent Revocation Card and NOT Return any WHITE Consent
Solicitation Cards Received from the Activist Group

Peoria, AZ, March 10, 2021 – Taronis Fuels, Inc. (“Taronis” or “the Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, today announced that it has filed a definitive consent revocation statement with the U.S. Securities and Exchange Commission and sent a letter to Taronis shareholders. The letter outlines Taronis’s response to the consent solicitation initiated by Thomas Wetherald and Tobias Welo (“Wetherald/Welo”) who are seeking to remove, without cause, all five members of the Company’s Board of Directors. Wetherald and Welo have been joined by Mary Pat Thompson, Sergey Vesnetsov and Andrew McCormick, who, together with Wetherald and Welo, comprise the “Activist Group”.

The Board of Directors of Taronis Fuels urges shareholders to sign and return Taronis’s GREEN Consent Revocation Card and disregard any white consent cards received from Wetherald/Welo or the Activist Group.

The letter sent to shareholders highlights the following points:

●	The Activist Group is seeking to remove the entire Board of Directors of Taronis in an attempted no-premium takeover. They are trying to take over the Company – by gaining control of your Board – without paying for it.
●	The Activist Group has not put forth any detailed plan for Taronis, and its proposed nominees do not have any apparent experience in the Company’s industry, business, or technology. If successful, the Activist Group would potentially stall any progress made or even reverse it.
●	The Activist Group has a disturbing track record of disruptive, self-serving actions.
●	Ms. Thompson’s short tenure as CFO, and her abrupt resignation that precipitated the departure of other finance executives she had hired, disrupted the Company’s business and fundraising efforts at a critical time in the Company’s development.
●	The Company has made significant progress toward improving cash flow and creating shareholder value, including reducing operating expenses, attracting several critical new hires in staffing across multiple retail markets, and executing on the Board and management’s plan to expand its whole industrial gas operations into California and Arizona.
●	Taronis expects to be cash flow positive in the second quarter.
●	The Taronis Board is committed to serving the interests of ALL shareholders and to considering all avenues to deliver enhanced shareholder value.

The full text of the letter is as follows:

March 9, 2021

Dear Taronis Shareholders,

On behalf of the Board of Directors (the “Board”), we are writing you to ask for your support in this contest over the future direction of Taronis Fuels, Inc. (“Taronis” or the “Company”). Despite the significant progress your Board has made toward improving cash flow and creating shareholder value from the Company’s sustainable gas technology and products, a group of shareholders is attempting to take control of Taronis. We urge you to support the Board of Taronis Fuels in this contest for control of the Company by voting the GREEN Consent Revocation Card.

On February 12, 2021, two shareholders, Thomas Wetherald and Tobias Welo (together, “Wetherald and Welo”), commenced a process seeking to remove without cause all five members of your Board of the Company and replace them with five of their own nominees. Wetherald and Welo have been joined by Mary Pat Thompson, Sergey Vasnetsov and Andrew McCormick (together with Wetherald and Welo, the “Activist Group”). The Activist Group is trying to take over the Company without paying for it, in other words, without paying a control premium. The Activist Group has also sought your consent to certain amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) which, if approved, would facilitate the removal of all five members of your Board. The Board believes you should oppose these efforts by the Activist Group by voting the GREEN Consent Revocation Card.

If the Activist Group’s proposals are approved by you, their handpicked candidates will take ALL of the seats of your five-member Board and gain control of the Company – without paying a premium.

Your Board believes that THE ACTIVIST GROUP’S proposals are not in the best interests of the Company’s shareholders

The Activist Group has not put forth any detailed plan for Taronis and its proposed Board nominees do not have any apparent experience in the Company’s industry, business, or technology.

In addition, as the Company has previously disclosed, conduct by Tobias Welo and Mary Pat Thompson, two of the five Board nominees proposed by the Activist Group (and two members of the Activist Group), prompted an investigation by a special committee of independent members of the Board into allegations of wrongdoing, including breach of their fiduciary duties to you and to the Company when they previously served on the Board from November 2020 to December 2020, and when Ms. Thompson previously served as the Company’s Chief Financial Officer. The special committee engaged independent outside counsel to conduct an investigation and review evidence of possible fiduciary duty breaches by these nominees, which investigation concluded on January 26, 2021. Ms. Thompson’s short tenure as CFO – and her abrupt resignation that precipitated the departure of other finance executives she hired – disrupted the Company’s business and fundraising efforts at a critical time in the Company’s development. In addition, the investigation into possible breaches of fiduciary duties by Ms. Thompson and Mr. Welo caused the Company, the Board, management, and Company employees to unnecessarily expend significant time and financial resources.

On one occasion, Mr. Welo threatened independent members of the Board, stating that if they did not vote in favor of a motion by Welo to remove senior management, he and Ms. Thompson would make a “noisy” and “loud” exit from the Board – a threat on which they made good. Their disruptive resignations in December 2020 required the Company to file resignation letters with the SEC containing allegations of fraudulent accounting by senior management, causing a significant decline in the Company’s share price and destruction of shareholder value. The Activist Group’s self-serving description of events neglects to disclose the Board’s response to Ms. Thompson and Mr. Welo’s allegations. The Board immediately commenced an independent investigation of those allegations, assisted by independent outside counsel and an independent registered public accounting firm.

The Activist Group initiated its consent solicitation seeking to replace your entire Board without any attempt to communicate with your Board or the Company following the resignations of Mr. Welo and Ms. Thompson. Despite the Activist Group’s less than constructive behavior, your Board sought to open discussions in the interest of finding a less costly resolution, only to be told that the Activist Group would not agree to any solution not involving the replacement of all five members of the Board.

The negative impact of Ms. Thompson and Mr. Welo’s mere six weeks of service on the Board, and the recklessness with which the Activist Group is seeking nothing short of replacing your entire Board without first attempting to communicate concerns and find a less costly solution, is clear. If elected, the nominees put forth by the Activist Group would have full control of the Board, and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to advance their specific interests, which may not be aligned with the interests of all of our shareholders.

YOUR BOARD SERVES THE INTERESTS OF ALL SHAREHOLDERS

Your Board, which consists of four highly-qualified and independent directors along with CEO Scott Mahoney, has sought to engage in a constructive dialogue with the Activist Group to avoid an expensive and disruptive proxy contest, and has made clear its interest in reaching a mutually agreeable settlement. However, as of the time of this filing, the only response from the Activist Group to your Board’s outreach has been that they would not accept a solution that did not include replacement of all five members of your Board to gain control over the Company, notwithstanding the consequences to shareholder value.

We believe that your interests will be served best if your current Board and management continue to pursue the Company’s growth strategy and business plan to preserve shareholder value. Several of the Company’s key employees, including its Chief Technology Officer, MagneGas business development specialists, and regional sales executives, have expressed their unwillingness to remain with the Company in the event the Activist Group’s proposals are successful. The Company believes that the loss of any of these key employees could materially and adversely impact our ability to generate revenues and execute our business strategy. Without these key employees, who believe in the Company’s current growth strategy and business plan, we believe the Company would have limited institutional knowledge and resources which would harm its future operational success and potential.

Further, we believe based on the prior actions and statements made by certain of the Activist Group nominees that they intend to materially alter the Company’s strategic direction, including curtailing investment in our proprietary technology, MagneGas (which we believe is a market differentiator for the Company and a critical wedge product with the potential to drive revenue growth and market share gains through our network of retail stores and regional distributors), and shrinking the Company’s sales network and infrastructure. For example, during a December 16, 2020 meeting with a potential strategic consultant introduced by Mr. Welo, Mr. Welo and Ms. Thompson were highly supportive of the consultant’s proposals to deemphasize investment in our proprietary technology and for the potential closure of a number of our retail locations. Additionally, shortly after her appointment as Chief Financial Officer, it became clear, based on Ms. Thompson’s accounting-related inquiries and discussions with management and the accounting and finance staff, that she intended to effect workforce reductions that would have included termination of key MagneGas production personnel and salary cuts for virtually all employees with the technical capabilities for our intellectual property, including our MagneGas product. During earlier discussions regarding Company strategy in November 2020, Mr. Wetherald presented to Company representatives a plan that promoted acquisitions and a reduction of the Company’s sales network and infrastructure through store closings.

We urge you to defend against the Activist Group seizing control of the company and disrupting its positive momentum.

the Company has made significant progress TOWARD IMPROVING CASH FLOW AND
creatING shareholder value

Under the guidance of your current Board, the Company has implemented the following actions to pursue its growth strategy and business plan to create shareholder value:

●	First, the Company has aggressively reduced its operating expenses. Over the past seven weeks, the Company has reduced its annual payroll and benefits expenses by approximately $8 million, or 40%. The Company also completed several critical capital expenditure upgrades that should yield an additional $1 million in annual savings.

●	Second, the Company has successfully attracted several critical new hires in staffing across multiple retail markets, which is expected to have a significant impact on projected revenue growth in 2021.

●	Third, the Company is executing on its plan to expand its whole industrial gas operations into California and Arizona. Retail sales are expected to increase by more than 20% in 2021, and whole sales revenues are expected to increase by almost 50%. Whole sales are already on a pace to increase by in excess of 20% based on accomplishments already completed in the first two months of 2021.

All of these changes are projected to make the Company cash flow positive in the second quarter, and your Board remains committed to considering all avenues to deliver enhanced shareholder value.

SUBMIT THE GREEN CONSENT REVOCATION CARD TODAY

For the foregoing reasons, we strongly urge you to support your Board and reject the Activist Group’s efforts to deliver control of the Company to a new board of directors consisting of their handpicked director candidates.

This Consent Revocation Statement contains important information as to why and how you should submit the accompanying GREEN Consent Revocation Card to revoke any white consent card that you may have previously returned to the Activist Group. We urge you to read this Consent Revocation Statement carefully.

Your experienced and qualified Board and management team continue to be focused on delivering value to our shareholders. You can defend against the Activist Group’s efforts to take control of the Company through the following steps:

1.	Do not sign the Activist Group’s white consent card and do not return the white consent card in the postage-paid envelope;

2.	If you have signed the Activist Group’s white consent card, revoke that consent by signing, dating and returning the enclosed GREEN Consent Revocation Card immediately in the pre-paid envelope provided; and

3.	Even if you have not signed the Activist Group’s white consent card, you can show your support for your Board and fellow shareholders by signing, dating and returning the enclosed GREEN Consent Revocation Card in the pre-paid envelope provided.

Regardless of the number of shares of common stock of Taronis that you own, your revocation of consent is critically important. Please act today to help protect the interests of ALL shareholders. We greatly appreciate your cooperation and participation.

If you have any questions regarding this Consent Revocation Statement or about submitting your GREEN Consent Revocation Card, or otherwise require assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

Sincerely,
The Board of Directors
Taronis Fuels, Inc.

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Wetherald/Welo and the Activist Group, the Company has filed a definitive consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”), which will also be mailed to Taronis’s shareholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/overview/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers may be deemed participants in the solicitation of consent revocations from the Company’s stockholders. Information regarding the participants of Taronis in the solicitation of consent revocations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Taronis’s definitive consent revocation statement filed with the SEC on March 10, 2021. Other information about the directors and executive officers of Taronis is set forth in the Company’s Annual Report on Form 10-K filed with SEC on May 22, 2020. These documents can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/sec-overview/all-sec-filings/.

Forward-Looking Statements

This press release contains forward-looking information about TRNF within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the industrial gas and welding supply industry, TRNF’s business and its important milestones ahead, beliefs about TRNF’s strategy and long-term value creation, beliefs about TRNF’s strategic plan and implementation thereof, beliefs about TRNF’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Wetherald/Welo, the Activist Group and/or other activist investors; as well as those risks identified in TRNF’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect TRNF’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on TRNF’s stock price. TRNF cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. TRNF disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About TRNF

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Our goal is to deliver environmentally sustainable, technology driven alternatives to traditional fossil fuel and carbon-based economy products. We believe our products offer a vastly cleaner solution to legacy acetylene and propane alternatives.

Taronis is also dedicated to providing fundamentally safer solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. Our products have been rigorously tested and independently validated by global gas authorities as vastly safer than acetylene, the most dangerous industrial gas in use today.

Lastly, we strive to deliver products that offer significant function superiority at a reduced cost to the end consumer. Through these efforts, we support 9 of the 17 United Nations Sustainable Development Goals. For more information, please visit our website at www.taronisfuels.com.

Taronis Fuels Contacts:

Investors:

Taronis Fuels

ir@taronisfuels.com

or

MacKenzie Partners, Inc.

Bob Marese/Larry Schimmel

212-929-5500

Proxy@mackenziepartners.com

Media:

Reevemark

Paul Caminiti/Pam Greene

(212) 433-4600

Taronis@reevemark.com